WEST PENN FUNDING LLC
                Statement of Cash Flows
                 (Thousands of Dollars)


                                                        Six Months Ended
                                                           June 30,
                                                             2000

CASH FLOWS FROM OPERATIONS:
Net income                                                        ($16)
Amortization of intangible transition property                  27,214
Changes in certain assets and liabilities:
Accounts receivable from parent                                 (7,378)
Restricted funds                                                 2,899
Unamortized debt issuance expense                                 (720)
Interest and taxes accrued                                      (4,149)
Accounts payable to parent                                         788
                                                                18,638

CASH FLOWS FROM FINANCING:
  Retirement of transition bonds                               (19,655)
  Investment from member                                            14
                                                               (19,641)

NET CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS               (1,003)
Cash and temporary cash investments at January 1                 1,003
Cash and temporary cash investments at June 30                      $0


SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
  Interest                                                     $24,697
  Income taxes                                                   1,201


See accompanying notes to financial statements.